Exhibit 10.53

EXECUTION VERSION

DECLARATION OF PLEDGE

Dated 10 February 2005

between

Norðurál ehf.

and

Kaupthing Bank hf.
as Security Trustee

DECLARATION OF PLEDGE

This Declaration of Pledge is dated 10 February, 2005, among Norðurál ehf. (hereinafter referred to as the “Borrower”), a company organised and operated under the laws of Iceland, whose principal office is located at Grundartanga, 301 Akranes and Kaupthing Bank hf., Borgartúni 19, Reykjavík, Iceland, (together with its successors, transferees and assigns in such capacity pursuant to the Loan Agreement referred to below, the “Security Trustee”) as agent and trustee for each and any Secured Party as defined below.

          The Borrower was established for the purpose of constructing and operating a smelter at Grundartangi in the Municipalities of Skilmannahreppur and Hvalfjardastrandahreppur, County of Borgarfjardarsýsla, Iceland, for the production of aluminium. The annual production capacity of the smelter was initially 60.000 tonnes of Aluminium, later increased to 90.000 tonnes of Aluminium per annum. The Borrower is currently working on an expansion of the capacity of the smelter up to at least 212.000 tonnes per year (the “Facilities”)

          The Borrower refinanced its senior indebtedness in 2003, and financed its operations with a loan of USD 185.000.000 made to the Borrower pursuant to a senior facility agreement dated 2 September 2003 originally between the Borrower, The Royal Bank of Scotland plc, BNP Paribas S.A. and Fortis Bank (Nederland) N.V. as arrangers, BNP Paribas S.A. as account bank, The Royal Bank of Scotland plc. as agent and BNP Paribas S.A. as security trustee. The facility agreement was amended on 27 April, 2004, and amended and restated 16 August, 2004, among the Borrower, Kaupthing Bank hf. and Landsbanki Íslands hf. as the arrangers, BNP Paribas S.A. as the account bank, Landsbanki Íslands hf. as the Agent, and Kaupthing Bank hf. as the Security Trustee (the “Senior Facility Agreement”).

          The Borrower will refinance its current senior indebtedness under the Senior Facility Agreement and finance its operations and the expansion of its smelting capacity with a loan of USD 365.000.000 to be made to the Borrower pursuant to a Loan Agreement, dated on or around 10 February, 2005, (the “Loan Agreement”) among the Borrower, and Kaupthing Bank hf. and Landsbanki Íslands hf. as joint bookrunners and lead arrangers, Landsbanki Íslands hf. as administrative agent, Kaupthing Bank hf. as Security Trustee and the lenders from time to time party thereto (the “Lenders”).

          It is a condition precedent to the Lenders making funds available under the Loan Agreement that the Borrower shall have granted the pledge and security interest contemplated by this Declaration of Pledge.

          The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS:

(a)	(i) Capitalised terms used herein and not defined herein shall have the respective meanings ascribed thereto in the Loan Agreement (as defined herein) and clause 1.2 (Other Definitional Provisions) of the Loan Agreement shall apply to this Declaration of Pledge mutatis mutandis.

(ii)	Unless otherwise stated, any reference herein to any Person shall include its permitted successors, transferees and assigns.

(iii)	Reference to a Loan Document or any other document is a reference to that Loan Document or other document as amended, novated, replaced or supplemented from time to time.

(iv)	“assets” includes properties, contracts, revenues and rights of every description.

(b) The following terms shall have the following meanings (all terms defined in this Section 1 or in the other provisions of this Declaration of Pledge in the singular shall include the plural and vice versa):

          “Finance Parties” means the Agents and the Lenders (which may vary from time to time) as defined in the Loan Agreement.

          “Pledged Assets” means all the assets pledged pursuant to Section 2 of this Declaration of Pledge.

          “Secured Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Borrower to any Finance Party under each Loan Document to which the Borrower is a party (excluding any Subordination Agreement) together with all costs, charges and expenses incurred by any Finance Party in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents on a full indemnity basis except for any obligation or liability which, if it were so included, would result in this Declaration of Pledge to be unlawful. The term “Loan Document” includes all amendments and supplements including supplements providing for further advances.

          “Security Period” means the period beginning on the date hereof and ending on the date upon which the Security Trustee is satisfied (acting reasonably) that all the Secured Liabilities which have arisen have been unconditionally and irrevocably paid and discharged in full or (if earlier) the security hereby created has been unconditionally and irrevocably released and discharged.

          “Secured Party” means each and any Finance Party.

          “Updating Date” means;

          (i) in respect of any contracts, agreements or documents to be included in Schedule A replacing or supplementing the Pledged Agreements or otherwise entered into in connection with the operation of the Facilties in accordance with Section 2 A, a date falling within 10 Business Days of the date on which the relevant contract, agreement or document is entered into; and

          (ii) in respect of any replacement or supplement to the contracts, agreements, documents or assets referred to in paragraphs B to D of Section 2 to be included in Schedules B, C or D on each date falling within 10 Business Days of the replacement by or addition of any asset having an open market value of more than USD 100.000 or (as the case may be) within 10 Business Days of the execution of any contract or agreement relating to the provision of goods and/or services having an aggregate value in excess of USD 100.000.

SECTION 2. PLEDGE.

     To ensure payment, performance and/or discharge of the Secured Liabilities in accordance with the Loan Documents, the Borrower hereby pledges by way of first ranking security to the Security Trustee, for the benefit of the Secured Parties the following items:

A.	All its rights, title, benefits and interests (present or future, actual or contingent) in, under or in respect of the agreements, contracts and documents listed in Schedule A, together with all other agreements, contracts and other documents entered into by the Borrower in connection with the Facilities (individually and collectively “Pledged Agreements”), including without limitation (i) all rights of the Borrower to receive moneys due and to become due under or pursuant to the Pledged Agreements, (ii) all rights of the Borrower to receive proceeds of any insurance, payment and/or performance bond, indemnity, warranty or guaranty with respect to the Pledged Agreements and all arrangements, documents and instruments relating thereto, (iii) all claims of the Borrower for damages arising out of breach of or default under any of the Pledged Agreements and (iv) all rights of the Borrower to terminate, amend, supplement, modify or waive performance under the Pledged Agreements, to perform thereunder and to compel performance and otherwise to exercise all rights and remedies thereunder provided, however, that, for so long as no Event of Default shall have occurred and be continuing, the Borrower may exercise all of its rights and privileges under the Pledged Agreements, subject to the terms of the other Loan Documents.

B.	All its present and future rights, title, benefits and interests in all the documents of title or other receipts of the Borrower covering, evidencing or representing the ownership of the plant, machinery, inventory and vehicles (herein, collectively called “Documents”), as listed in Schedule B.

C.	All present and future copyrights, trade marks, patents and patent applications, all trade and/or service marks and such applications, all brand and trade names, all registered designs and applications for registered designs, as listed in Schedule C, all trade secrets and know-how used or useful in the operation of the Facilities and all other intellectual property applications now or hereafter owned by the Borrower or in which the Borrower may have interest in and the benefit of, all present and future agreements entered into or the benefit of which is enjoyed by the Borrower relating to the use and exploitation of rights of such nature whether owned by the Borrower or by any other Person. The Borrower shall procure that this pledge shall be registered with the Icelandic Trade Mark and Patent Registry where appropriate.

D.	All present and future Stocks, shares (other than the Borrower’s own shares), debentures, bonds or other securities and investments (herein, collectively called the “Stocks”) listed in Schedule D as well as all the rights, benefits and interests which the Borrower enjoys according to these documents.

SECTION 3. UPDATES.

     The Borrower undertakes and agrees that it will:

(a) by not later than close of business on each Updating Date update this Declaration of Pledge by issuing supplements to Schedules A, B, C and/or D substantially in the form set out in Schedule G (each a “Supplemental Schedule”) to include such details as may be reasonably required by the Security Trustee from time to time of, as the case may be, any agreement, contract or other document and/or any asset which substitutes for or replaces or supplements the agreements, contracts or other documents and assets referred to in Section 2 and Schedules A to D (which Supplemental Schedules shall be signed by or on behalf of both the Borrower and the Security Trustee), together with any other document(s) which may be reasonably considered to be necessary by the Security Trustee in relation to such updating;

(b) on each occasion that a Supplemental Schedule is issued, provide the Security Trustee with such evidence of the Borrower’s signing authority as the Security Trustee may reasonably require; and

(c) forthwith upon the execution of any Supplemental Schedule prepared pursuant to this Section 3, the Borrower shall perfect the security in accordance with the provisions of this Declaration of Pledge including procuring registration (or, if so required by the Security Trustee, shall assist the Security Trustee in obtaining registration) of the Supplemental Schedule, together with any other document(s) which may be considered necessary by the Security Trustee in relation to such updating at the Icelandic Trade Mark and Patent Registry and/or with any other relevant Agency in Iceland and (i) in relation to documents other than Insurances, delivering a notice of this pledge substantially in the form of Schedule E to each counterparty of the documents listed in the Supplemental Schedule and (ii) in relation to Insurances (which are secured by this Declaration of Pledge), delivering a notice of this pledge substantially in the form of Schedule F to each such insurer and taking all such reasonable steps to procure from such insurer an acknowledgement in the form set out in Schedule F.

SECTION 4. NO WAIVER.

     No failure to exercise, and no delay in exercising, on the part of the Security Trustee or any of its agents, any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

SECTION 5. RIGHTS AND REMEDIES.

     (a) The security constituted hereby shall become immediately enforceable upon the occurrence of an Event of Default and at any time thereafter whilst any Event of Default exists, and the enforcement rights defined below shall be immediately exercisable upon the occurrence of any Event of Default and at any time thereafter whilst any Event of Default exists. After the security constituted hereby has become enforceable (in addition to any other rights and remedies provided for herein or which may otherwise be available at law, in equity or otherwise), the Security Trustee may in its absolute discretion enforce all or any part of such security in such manner as it sees fit, including:

(i) have the Pledged Assets, sold directly at a distress sale for the outstanding Secured Liabilities in accordance with the provisions of the Distress Sales Act, No. 90/1991, without a prior court judgement, settlement or enforcement measure; or

(ii) redeem the Pledged Assets; or

(iii) have the Pledged Assets sold at a private sale.

     (b) If any Event of Default shall have occurred and be continuing, the Security Trustee or any person designated by it may by notice to the Borrower from the Security Trustee exercise (in place of the Borrower) all of the Borrower’s rights and discretions in respect of the Pledged Assets and (acting as agent of the Borrower or at the Security Trustee’s discretion jointly and severally with the Borrower) perform any obligations of the Borrower in respect of the Pledged Assets.

SECTION 6. USE OF PROCEEDS.

     Any moneys received by the Security Trustee pursuant to this pledge and/or under the powers hereby conferred after the security constituted hereby has become enforceable shall be applied by the Security Trustee for the benefit of the Secured Parties in or towards payment of the Secured Liabilities in the following order of priorities, but without prejudice to the right of any Finance Party to recover any shortfall from the Borrower:

  First: to pay all unpaid cost and expenses incurred in connection with such enforcement, including reasonable compensation to agents of and counsel for the Agents, and all expenses, liabilities and advances incurred or made by the Agents in connection with the Security Documents, and any other amounts then due and payable to the Agents pursuant to the Loan Agreement;

  Second: to pay pro rata the unpaid principal of the Secured Liabilities in accordance with the provisions of the Loan Agreement, until payment in full of the principal of all Secured Liabilities shall have been made (or so provided for);

  Third: to pay pro rata (i) all interest on the Secured Liabilities and (ii) all commitment fees, agent fees and other fees payable under the Loan Agreement, until payment in full of all such interest and fees shall have been made;

  Fourth: to pay pro rata all other Secured Liabilities, until payment in full of all such other Secured Liabilities shall have been made (or so provided for); and

  Finally: to pay to the Borrower, or as a court of competent jurisdiction may direct, any surplus then remaining from the proceeds of the Pledged Assets owned by it.

     If the Security Trustee considers (acting reasonably) that in respect of any amount paid by any Loan Party to any Secured Party under any Loan Document there is a material risk of such amount being avoided or otherwise set aside on the liquidation or other similar proceeding (including but not limited to the winding-up, moratorium or the seeking of composition) of such Loan Party, then such amount shall not be considered to have been irrevocably paid for the purposes hereof.

SECTION 7. SECURITY TRUSTEE APPOINTED ATTORNEY-IN-FACT.

The Borrower by way of security only hereby irrevocably appoints the Security Trustee and any person nominated in writing by the Security Trustee severally to be the Borrower’s attorney-in-fact (with full powers of substitution and delegation) with full authority to act in the place and stead of the Borrower and in the name of the Borrower or otherwise, from time to time in the Security Trustee’s discretion to take any action and to execute any instrument which the Security Trustee may deem necessary or advisable:

(a) to create, preserve, perfect or protect the security intended to be created by this Declaration of Pledge and to facilitate the exercise by the Security Trustee of all or any of the rights, powers and discretions exercisable by the Security Trustee in accordance with and subject to the terms of this Declaration of Pledge; and

(b) to do anything which the Borrower is obliged to do (but has not done) under this Declaration of Pledge; and

(c) on or following the occurrence of an Event of Default (whilst the same is continuing) to facilitate the realisation of all or any of the Pledged Assets including, without limitation, to ask, demand, collect, sue for, recover, compound, receive and give discharge and receipts for moneys due and to become due under or in connection with the Pledged Assets, to receive, indorse and collect any drafts or other instrument, documents and chattel paper in connection therewith, to file any claims or take any action or institute any proceedings, that the Security Trustee may deem to be necessary or desirable for the collection thereof or to enforce compliance with the terms and conditions of this Declaration of Pledge, and to make and execute all conveyances, assignments and transfers of the Pledged Assets sold pursuant to Section 5 hereof.

The Borrower hereby ratifies and confirms all that the Security Trustee and any of its delegates or sub-delegates or nominees, as said attorney-in-fact, shall do by virtue hereof. Notwithstanding the foregoing, except as required by applicable law, neither the Security Trustee nor any of its delegates, sub-delegates or nominees shall be obligated to exercise any right or duty as attorney-in-fact, and shall have no liabilities or duties to the Borrower in connection therewith.

SECTION 8. NOTICES OF SECURITY.

     (i) In relation to documents other than Insurances, the Borrower shall procure that this pledge shall be forthwith notified in writing to all the counterparties of the documents listed in Schedules A, B and C by a notice substantially in the form set out in Schedule E and (ii) in relation to Insurances (which are secured by this Declaration of Pledge), the Borrower shall deliver a notice of this pledge substantially in the form of Schedule F to the insurer and shall procure, that each insurer acknowledges the notice by an acknowledgement in the form set out in Schedule F.

     The Borrower shall procure that this pledge shall be recorded on the originals of all the documents listed in Schedule D with the following wording: “This [document] is pledged, with a 1st ranking mortgage, to Kaupthing Bank hf. as Security Trustee, as for the benefit of the Secured Parties, or whomsoever it designates in its stead, in accordance with a special declaration of pledge dated [    ], 2005. On behalf of the Borrower: [signed by whom is authorised to sign this document according to the relevant board resolution of the Borrower].”

SECTION 9. DUTIES OF THE SECURITY TRUSTEE;
BORROWER REMAINS LIABLE.

          (a) The rights conferred on the Security Trustee hereunder are solely to protect its interest in the Pledged Assets and shall not impose any duty upon it to exercise any such rights. The Security Trustee shall have no duty (except to the extent required by applicable law) as to any Pledged Assets or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any of the Pledged Assets. Neither the Security Trustee, any other Secured Party nor any of their directors, officers, employees, delegates, sub-delegates, nominees or agents shall be liable for failure to demand, collect or realize any of the Pledged Assets or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Pledged Assets upon the request of the Borrower or otherwise.

          (b) Anything herein to the contrary notwithstanding, the Borrower shall remain liable in respect of the Pledged Assets to perform and satisfy all of its duties and obligations under the Documents or in respect thereof to the same extent as if this Declaration of Pledge had not been executed. The exercise by the Security Trustee of any of the rights and remedies hereunder shall not release the Borrower from any of its duties or obligations under the Pledged Agreements, Material Contracts and Licenses or the Loan Documents or in respect of the Pledged Assets. Neither the Security Trustee nor any of the Secured Parties shall have any obligation or liability under any of the Pledged Agreements, Material Contracts and Licenses or the Loan Documents or in respect of the Pledged Assets by reason of this Declaration of Pledge, nor shall the Security Trustee, nor any of the Secured Parties, be obligated to perform or satisfy any of the obligations or duties of the Borrower thereunder.

          (c) The Security Trustee shall be accountable only for amounts that it actually receives as a result of the exercise of its rights, powers and discretions (in circumstances where it is obliged to do so under the terms of the Loan Documents). Neither the Security Trustee nor any of its officers or employees will be liable, by reason of entering into possession of any of the Pledged Assets or exercising in whatever capacity any rights, powers, discretions or obligations in respect of the Pledged Assets, for any loss, damage, liability or expense arising therefrom save to the extent that the same shall be caused by the Security Trustee’s own wilful default or failure to account for receipts (in circumstances where it is obliged to do so under the terms of the Loan Documents) or that of its officers or employees.

          (d) All the provisions of this Section shall apply, mutatis mutandis, in respect of the liability of any delegate or other person appointed or authorised to carry out any of the duties or obligations of, or to exercise all or any of the rights, powers or discretions vested in, the Security Trustee under or pursuant to this Declaration of Pledge.

SECTION 10. NOTICES.

          All notices or other communications under or in connection with this Declaration of Pledge shall be given in writing and, unless otherwise stated may be made by letter or facsimile. Any such notice will be deemed to be given as follows:

(a)	if by letter, when delivered personally or on actual receipt; and

(b)	if by facsimile, when received in legible form.

          However, a notice given in accordance with the above but received on a non-Business Day or after business hours in the place of receipt will only be deemed to be given on the next Business Day in that place. Without affecting the validity of any notice delivered in accordance with paragraph (b) above, a copy of each notice delivered by facsimile shall also be sent by letter to the relevant party.

          The address and facsimile number of the Borrower are:

Nordural ehf. Grundartangi 301 Akranes

Tel: 00 354 430 1000 Fax: 00 354 430 1001

Attn: Managing Director/Finance Manager

with a copy to the Parent:

Century Aluminium Company 2511 Garden Road Building A, Suite 200 Monterey, CA 93940

Tel: 001-831-642-9300 Fax: 001-831-642-9328

Attn: Daniel J. Krofcheck and Gerald J. Kitchen

the address and facsimile number of the Security Trustee are:

Kaupthing Bank hf. Borgartún 19 105 Reykjavík Iceland

Attention:	Sigurgeir Tryggvason
Fax:	+ 354 444 6589

or such other address and/or facsimile number as either party may notify (in accordance with this Section 10) to the other by not less than 5 Business Days’ notice.

SECTION 11. FURTHER ASSURANCES.

          The Borrower agrees from time to time, at the expense of the Borrower, to take whatever action the Security Trustee reasonably requires for:

          (a) perfecting or protecting the security intended to be created by this Declaration of Pledge over any Pledged Asset or for facilitating the realisation of any Pledged Asset; or

          (b) the exercise of any right, power or discretion exercisable by the Security Trustee or any of its designates, delegates or sub-delegates in respect of any Pledged Asset,

including the execution of any transfer, conveyance, assignment or assurance of any property whether to the Security Trustee or to its nominees and the giving of any notice, order or direction and the making of any registration, which in any such case, the Security Trustee may think expedient.

          The Borrower shall not create or permit to subsist any Lien on any of the Pledged Assets, other than pursuant to this Declaration of Pledge and any other Lien permitted under the Security Documents or Section 6.3 of the Loan Agreement.

SECTION 12. EXPENSES AND INDEMNITY.

          The Borrower shall forthwith on demand pay (a) all reasonable costs and expenses (including legal fees) incurred in connection with the negotiation, preparation, printing and execution of this Declaration of Pledge and any other document referred to in this Declaration of Pledge, (b) all costs and expenses (including legal fees) incurred in connection with the enforcement of, or the preservation of any rights under this Declaration of Pledge and (c) any costs or expenses incurred as a result of any steps being taken in connection with the protection and/or improvement of the Pledged Assets including any amounts incurred in the ongoing construction and operation of the Smelter by any Finance Party, delegate, nominee, attorney, manager, agent or other person appointed by the Security Trustee under this Declaration of Pledge, and keep each of them indemnified against any failure or delay in paying the same.

SECTION 13. DELEGATES.

          The Security Trustee or any person appointed by it hereunder may delegate by power of attorney or in any other manner to any other person any right, power or discretion exercisable by it in connection herewith.

SECTION 14. SECURITY INTEREST ABSOLUTE.

          The rights of the Security Trustee hereunder, the security created hereby and the obligations of the Borrower hereunder are irrevocable, absolute and unconditional, irrespective of:

(a) the validity or enforceability of the Secured Liabilities or of any Pledged Agreement, Loan Document, Material Contracts and Licenses or any other agreement or instrument relating thereto;

(b) any amendment to, waiver of, consent to or departure from, or failure to exercise any right, remedy, power or privileges under or in respect of any Pledged Agreement, Loan Document, Material Contracts and Licenses or any other agreement or instrument relating thereto;

(c) the acceleration of the maturity of any of the Secured Liabilities or any other modification of the time of payment thereof or the failure to perfect any other security granted to, or in favour of, the Security Trustee or any other Secured Party;

(d) any substitution, release or exchange of any other security for or guarantee of any of the Secured Liabilities or the failure to create, preserve, perfect or protect any other security granted or purported to be granted to, or in favour of, the Security Trustee or any other Secured Party; or

(e) the occurrence of any other event or circumstances of a similar or different nature that might otherwise constitute a defence available to the Borrower as a surety or a guarantor.

SECTION 15. THE SECURITY TRUSTEE.

          Each party to this Declaration of Pledge agrees that the Security Trustee’s interests and rights under and in respect of this Declaration of Pledge shall be held by the Security Trustee as agent and trustee for itself and the other Secured Parties from time to time on the terms set out in the Loan Agreement. Accordingly, unless the context otherwise requires, all references in this Declaration of Pledge to the Security Trustee means the Security Trustee in its capacity as agent and trustee and each party to this Declaration of Pledge also agrees that each Secured Party from time to time shall have the benefit of this Declaration of Pledge.

SECTION 16. CHANGES TO THE PARTIES

          (a) The Security Trustee may assign and transfer all of its respective rights and obligations hereunder to a replacement Security Trustee appointed in accordance with the terms of the Loan Agreement. Upon such assignment and transfer taking effect, the replacement Security Trustee shall be and be deemed to be acting as agent and trustee for each of the Finance Parties (as well as for itself) for the purposes of this Declaration of Pledge in place of the old Security Trustee.

The Borrower shall promptly take such action as may be necessary in order that this Declaration of Pledge or replacements therefore shall provide for effective and perfected security in favour of any successor or replacement of the Security Trustee permitted or duly appointed in accordance with the Loan Agreement.

          (b) The Borrower undertakes that it shall not at any time assign, transfer, novate or dispose of any of its rights, interests or obligations in respect of this Declaration of Pledge to any person (or agree to do any of the foregoing).

SECTION 17. DISPOSALS.

          The Borrower may, to the extent it is permitted to do so under the terms of the other Loan Documents, sell, transfer or otherwise dispose of the Pledged Assets.

SECTION 18. FEES AND EXPENSES.

          The Borrower shall pay all filing, registration and recording fees or re-filing, re-registration and re-recording, and all expenses incidental to the execution of this Declaration of Pledge, any agreement supplemental thereto including (for the avoidance of doubt) any Supplemental Schedule or any other instrument or document updating this Declaration of Pledge and any instrument of further assurance in connection herewith, and all stamp taxes and other taxes, duties, imposts, assessments and charges (if any) arising out of or in connection with the execution and delivery of this Declaration of Pledge or any agreement supplemental hereto and any instruments of further assurance.

SECTION 19. RELEASE.

          The security created by this Declaration of Pledge shall be released and all documents held by the Security Trustee by way of security, including documents of title, shall be returned to the Borrower upon the expiry of the Security Period (as defined above), at the request and expense of the Borrower.

SECTION 20. SEVERABILITY.

          Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of any provision in any other jurisdiction.

SECTION 21. GOVERNING LAW;
SUBMISSION TO JURISDICTION.

          This Declaration of Pledge shall be governed by and construed in accordance with Icelandic Law. Each party hereto hereby submits to the non-exclusive jurisdiction of the Reykjavik District Court.

     In confirmation of all the above, this document is signed in two copies in the presence of two witnesses.

                                                       Reykjavík, 10 February, 2005

On behalf of Norðurál ehf.	On behalf of Kaupthing Bank hf. as Security Trustee.

Witnesses:

________________________

________________________